Exhibit 10.12

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT entered into this 11th day of May, 2010 (the “Effective Date”) by and between The Patapsco Bank (the “Bank”) and Philip Phillips (the “Employee”).

WHEREAS, the Employee has heretofore been employed by the Bank as an officer; and

WHEREAS, the Bank deems it to be in its best interest to enter into this Agreement as additional incentive to the Employee to continue as an officer of the Bank; and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event of termination of Employee’s employment under the circumstances set forth in this Agreement.

NOW, THEREFORE, it is AGREED as follows:

1.	Change in Control

(a)        Payment in the Event of Change in Control. (1) If the Employee’s employment is terminated by the Bank, without the Employee’s prior written consent and for a reason other than Just Cause (as defined in Section 2(a) hereof), in connection with or within twelve (12) months after any change in control of the Bank or Patapsco Bancorp, Inc. (the “Company”), the Employee shall, subject to paragraph (2) of this Section 1(a), be paid an amount equal to two times his base salary and bonus paid in the prior calendar year, but in no event greater than the difference between (i) the product of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (the “Maximum Amount”), and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the change in control. Said sum shall be paid in one lump sum within ten (10) days of such termination.

(2)        In the event that the Employee and the Bank jointly determine and agree that the total parachute payments receivable under clauses (i) and (ii) of Section l(a)(1) hereof exceed the Maximum Amount, notwithstanding the payment procedure set forth in Section l(a)(1) hereof, the Employee shall determine which and how much, if any, of the parachute payments to which he is entitled shall be eliminated or reduced so that the total parachute payments to be received by the Employee do not exceed the Maximum Amount. If the Employee does not make his determination within ten business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify the Employee promptly thereof. Within five business days of the earlier of the Bank’s receipt of the Employee’s determination pursuant to this paragraph or the Bank’s determination in lieu of a determination by the Employee, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement.

(3)        As a result of uncertainty in application of Section 280G of the Code at the time of payment hereunder, it is possible that such payments will have been made by the Bank which should not have been made (“Overpayment”) or that additional payments will not have been made by the Bank which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made under Section 1(a)(1) hereof. In the event that the Employee, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Employee believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio, which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Employee and the Bank determine, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(4)        “Change in Control” shall mean any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 25% of the Bank’s or the Company’s voting stock, (2) the acquisition of the ability to control the election of a majority of the Bank’s or the Company’s directors, (3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (provided that in the case of (1), (2) and (3) hereof, ownership or control of the Bank by the Company itself shall not constitute a “change in control”), or (4) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company or the Bank (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Bank’s non-employee directors as to whether a change in control has occurred shall be conclusive and binding.

(b) Change in Control; Termination for Good Reason. Notwithstanding any other provision of this Agreement to the contrary, with advance written notice to the Bank as provided for below, the Employee may terminate his employment under this Agreement for Good Reason within twelve (12) months of a Change in Control (as defined in paragraph (a)(4) of this Section 1, and the Employee shall thereupon be entitled to receive the payment described in Sections 1(a)(1) and 1(a)(2) of this Agreement. For purposes of this Agreement, a voluntary termination by the Employee shall be considered a termination with Good Reason if the conditions stated in both clauses (1) and (2) are satisfied –

(1)        a voluntary termination by the Employee shall be considered a voluntary termination with Good Reason if any of the following occur without the Employee’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Employee’s advance written consent –

(i)        a material diminution of the Employee’s base compensation,

(ii)        a material diminution of the Employee’s authority, duties, or responsibilities,

(iii)        a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, or

(iv)        a requirement that the Employee move his personal residence of or perform his principal executive functions by more than fifteen (15) linear miles from his primary office.

(2)        the Employee must give notice to the Bank of the existence of one or more of the conditions described in clause (1) within ninety (90) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition.

(c)        Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(d)        Term. This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (i) the date twelve (12) months after the Effective Date, and (ii) the date on which the Employee terminates employment with the Bank; provided that the Employee’s rights hereunder shall continue following the termination of this employment with the Bank under any of the circumstances described in Section 1(a) or (b) hereof. Additionally, on each anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, provided that the Employee is elected an officer of the Bank at the meeting of the Bank’s Board of Directors held on the date of the Company’s annual meeting of stockholders called for the purpose of electing the officer position which the Employee holds.

2.	Termination or Suspension Under Federal Law.

(a)        Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Bank’s Board of Directors, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

(b)        If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)        If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(d)        All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank as determined by: (i) the appropriate federal banking agency at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the appropriate federal banking agency at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the appropriate federal banking agency to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(e)        If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f)        The terms of this Section 2 shall prevail over any other provisions of this Agreement.

3.	Expense Reimbursement.

In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Bank or the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment in favor of the Employee in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Bank. Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank and the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

4.	Successors and Assigns.

(a)        This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Company.

(b)        Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

5.      Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

6.      Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

7.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.      Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

9.      Internal Revenue Code Section 409A. The Bank and the Employee intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Employee to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Employee to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	THE PATAPSCO BANK

/s/ Nicole N. Glaeser	By:	/s/ Thomas P. O’Neill
Secretary		Its Chairman of the Board

WITNESS:	EMPLOYEE

/s/ Philip Phillips
Philip Phillips

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